Exhibit 3.6
SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
AGASSIZ ENERGY, LLC
A MINNESOTA LIMITED LIABILITY COMPANY
ORGANIZED UNDER MINNESOTA STATUTES CHAPTER 322B.
Pursuant to Section 7.7 of the Operating Agreement of Agassiz Energy, LLC, a Minnesota limited liability company (the “Company”) dated November 4, 2004, and Section 7.7 of the Amended and Restated Operating Agreement of the Company dated March 31, 2006, the undersigned, being all of the governors of the Company, hereby adopt this Second Amended and Restated Operating Agreement.
SECTION 1.
INITIAL DATE, PARTIES AND TERMS OF AGREEMENT
1.1 Initial Date and Parties. This Agreement is first made on the below date and is agreed to by the Company and all persons who on that date are members of the Company.
1.2 Subsequent Parties. No person may become a member of the Company without first assenting to and signing this Agreement. Any act by the Company to offer or provide member status, or reflect that status in the Company’s Required Records, automatically includes the condition that the person becoming a member first assent to and sign this Agreement. Furthermore, no member may offer to assign or assign governance rights or membership units unless the assignee has assented to and signed this Agreement.
1.3 Relationship with Articles of Organization. If a provision of this Agreement differs from a provision of the Company’s Articles of Organization, then to the extent allowed by law this Operating Agreement will govern.
1.4 Tax Matters.
(a) The members acknowledge that the Company will be treated as a “partnership” for federal and Minnesota state tax purposes. All provisions of this Agreement, the Company’s Articles of Organization, and the Company’s Operating Agreement are to be construed so as to preserve that tax status.
(b) Within ninety (90) days after the end of the fiscal year, the managers will cause to be delivered to each person who was a member at any time during such fiscal year a Form

K-1 and such other information, if any, with respect to the Company as may be required to take full advantage of “partnership” tax treatment.
SECTION 2.
MEMBERSHIP INTEREST
2.1 Membership Units. Ownership rights in the Company are reflected in membership units, as recorded in the required records. Each membership unit has equal governance rights with every other membership unit and in matters subject to a vote of the members has one vote, and each membership unit has equal rights with every other membership unit with respect to sharing of profits and losses and with respect to distributions.
2.2 Issuance of Membership Units. The managers will determine when and for what consideration the Company will issue membership units. For each member, the required records state the value and nature of the contribution received by the Company and the number of membership units received in return by the member. No member has the right to make additional contributions or obtain additional units, and each member specifically waives any preemptive rights.
2.3 No Right to Return of Contribution. No member has the right to have its membership units redeemed or its contribution returned prior to the termination of the Company, even if the member disassociates prior to termination of the Company.
2.4 Statement of Membership Interest. At the request of any member, the Company shall state in writing the particular membership interest owned by that member as of the moment the Company makes the statement. The statement must describe the member’s rights to vote, to share in profits and losses, and to share in distributions, restrictions on assignments of financial rights or governance rights then in effect, as well as any assignment of the member’s rights then in effect other than a security interest.
2.5 Transfer of Membership Units. Membership units in the Company may be transferred only to the extent permitted by law and subject to any member control agreement.
SECTION 3.
MEMBERS
3.1 Place of Meetings. Each meeting of the members shall be held at the principal executive office of the Company or at such other place as may be designated by the Board of Governors or the Chief Manager; provided, however, that any meeting called by or at the demand of a member or members shall be held in the county where the principal executive office of the Company is located.
3.2 Regular Meetings. Regular meetings of the members may be held on an annual or other less frequent basis as determined by the Board of Governors; provided, however, that if a regular meeting has not been held during the immediately preceding fifteen (15) months, a member or members owning three percent (3%) or more of the voting power of all membership interests entitled to vote may demand a regular meeting of members by written demand given to the Chief Manager or Chief Financial Manager of the Company. At each regular meeting the members entitled to vote shall elect qualified successors for governors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and may transact any other business, provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given.
3.3 Special Meetings. A special meeting of the members may be called for any purpose or purposes at any time by the Chief Manager; by the Chief Financial Manager; by the Board of Governors or any two or more governors; or by one or more members owning not less than ten percent (10%) of the voting power of all membership interests of the Company entitled to vote, who shall demand such special meeting by written notice given to the Chief Manager or the Chief Financial Manager of the Company specifying the purposes of such meeting.
3.4 Meetings Held Upon Member Demand. Within thirty (30) days after receipt of a demand by the Chief Manager or the Chief Financial Manager from any member or members entitled to call a meeting of the members, it shall be the duty of the Board of Governors of the Company to cause a special or regular meeting of members, as the case may be, to be duly called and held on notice no later than ninety (90) days after receipt of such demand. If the Board fails to cause such a meeting to be called and held as required by this Section, the member or members making the demand may call the meeting by giving notice as provided in Section 3.6 hereof at the expense of the Company.
3.5 Adjournments. Any meeting of the members may be adjourned from time to time to another date, time and place. If any meeting of the members is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.
3.6 Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the members, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least ten (10) days and not more than sixty (60) days prior to the meeting to every owner of membership interests entitled to vote at such meeting. The business transacted at a special meeting of members is limited to the purposes stated in the notice of the meeting.
3.7 Waiver of Notice. A member may waive notice of the date, time, place and purpose or purposes of a meeting of members. A waiver of notice by a member entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a member at a meeting is a waiver of notice of that meeting, unless the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

3.8 Voting Rights. A member shall have voting power in proportion to the value of the member’s ownership units in the Company. Each unit shall have one (1) vote. Except as otherwise required by law, an owner of a membership interest entitled to vote may vote any portion of the membership interest in any way the member chooses. If a member votes without designating the proportion of the membership interest voted in a particular way, the member is deemed to have voted all of the membership interest in that way.
3.9 Proxies. A member may cast or authorize the casting of a vote by filing a written appointment of a proxy with a manager of the Company at or before the meeting at which the appointment is to be effective. The member may sign or authorize the written appointment by telegram, cablegram or other means of electronic transmission setting forth or submitted with information sufficient to determine that the member authorized such transmission. Any copy, facsimile, telecommunication or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.
3.10 Quorum. The owners of twenty-five percent (25%) of the voting power of the membership interests entitled to vote at a meeting of the members are a quorum for the transaction of business, unless a larger or smaller proportion is provided in the Articles of Organization of the Company or a Member Control Agreement. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of members originally present leaves less than the proportion otherwise required for a quorum.
3.11 Acts of Members. Except as otherwise required by law or specified in the Articles of Organization of the Company or a Member Control Agreement, the members shall take action by the affirmative vote of the owners of the greater of (a) a majority of the voting power of the membership interests present and entitled to vote on that item of business or (b) a majority of the voting power that would constitute a quorum for the transaction of business at a duly held meeting of members.
3.12 Action Without a Meeting. Any action may be taken by written action signed by the members who own voting power equal to the voting power that would be required to take the same action at a meeting of the members at which all members were present. The written action is effective when signed by the required members, unless a different effective time is provided in the written action. When written action is permitted to be taken by less than all members, all members shall be notified immediately of its text and effective date.
SECTION 4.
GOVERNORS
4.1 Number; Qualifications. Except as authorized by the members pursuant to a Member Control Agreement or unanimous affirmative vote, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more governors. Governors shall be natural persons. The members at each regular meeting shall determine the number of governors to constitute the Board, provided that thereafter the authorized number of governors may be increased by the members or the Board and decreased by the members. Governors need not own membership units, have governance rights or financial rights in the Company.
4.2 Term. Each governor shall serve for an indefinite term that expires at the next regular meeting of the members. A governor shall hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the governor.
4.3 Vacancies. Vacancies on the Board of Governors resulting from the death, resignation, removal or disqualification of a governor may be filled by the affirmative vote of a majority of the remaining governors, even though less than a quorum. Vacancies on the Board resulting from newly created governorships may be filled by the affirmative vote of a majority of the governors serving at the time such governorships are created. Each person elected to fill a vacancy shall hold office until a qualified successor is elected by the members at the next regular meeting or at any special meeting duly called for that purpose.
4.4 Place of Meetings. Each meeting of the Board of Governors shall be held at the principal executive office of the Company or at such other place as may be designated from time to time by a majority of the governors or by the Chief Manager. A meeting may be held by conference among the governors using any means of communication through which the governors may simultaneously hear each other during the conference.
4.5 Regular Meetings. Regular meetings of the Board of Governors for the election of managers and the transaction of any other business shall be held without notice at the place of and immediately after each regular meeting of the members.
4.6 Special Meetings. A special meeting of the Board of Governors may be called for any purpose or purposes at any time by any governor by giving not less than two (2) days’ notice to all governors of the date, time and place of the meeting, provided that when notice is mailed, at least four (4) days’ notice shall be given. The notice need not state the purpose of the meeting.
4.7 Waiver of Notice; Previously Scheduled Meetings.
(a) A governor of the Company may waive notice of the date, time and place of a meeting of the Board. A waiver of notice by a governor entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a governor at a meeting is a waiver of notice of that meeting, unless the governor objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.
(b) If the day or date, time and place of a Board meeting have been provided as set forth herein or announced at a previous meeting of the Board, no further notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.
4.8 Quorum. Twenty-five percent (25%) of the governors currently holding office shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the governors present may adjourn a meeting from time to time without further notice until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the governors present may continue to transact business until adjournment, even though the withdrawal of a number of the governors originally present leaves less than the proportion or number otherwise required for a quorum.
4.9 Acts of Board. Except as otherwise required by law or specified in the Articles of Organization of the Company or a Member Control Agreement, the Board shall take action by the affirmative vote of a majority of the governors present at a duly held meeting.
4.10 Participation by Electronic Communications. A governor may participate in a Board meeting by any means of communication through which the governor, other governors so participating and all governors physically present at the meeting may simultaneously hear each other during the meeting. A governor so participating shall be deemed present in person at the meeting.
4.11 Absent Governors. A governor of the Company may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the governor is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the governor has consented or objected.
4.12 Action Without a Meeting. Any action, other than an action requiring member approval, may be taken by written action signed by the number of governors that would be required to take the same action at a meeting of the Board at which all governors were present. The written action is effective when signed by the required number of governors, unless a different effective time is provided in the written action. When written action is permitted to be taken by less than all governors, all governors shall be notified immediately of its text and effective date.
4.13 Committees.
(a) A resolution approved by the affirmative vote of a majority of the Board may establish committees having the authority of the Board in the management of the business of the Company only to the extent provided in the resolution. Committees shall be subject at all times to the direction and control of the Board, except as provided in Section 4.14 hereof.

(b) A committee shall consist of one or more natural persons, who need not be governors, appointed by affirmative vote of a majority of the governors present at a duly held Board meeting.
(c) Section 4.4 and Section 4.6 through 4.12 hereof shall apply to committees and members of committees to the same extent as those Sections apply to the Board and governors.
(d) Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any governor.
4.14 Special Litigation Committee. Pursuant to the procedure set forth in Section 4.13, the Board may establish a committee composed of one or more independent governors or other independent persons to determine whether it is in the best interests of the Company to pursue a particular legal right or remedy of the Company and whether to cause, to the extent permitted by law, the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the Company. The committee, once established, is not subject to the direction or control of, or termination by, the Board. A vacancy on the committee may be filled by a majority vote of the remaining committee members. The good faith determinations of the committee are binding upon the Company and its governors, managers and members to the extent permitted by law. The committee terminates when it issues a written report of its determinations to the Board.
4.15 Compensation. The Board may fix the compensation, if any, of governors.
SECTION 5.
MANAGERS
5.1 Number and Designation. The Company shall have one or more natural persons exercising the functions of the position of Chief Manager and Chief Financial Manager. The Board of Governors may elect or appoint such other managers or agents as it deems necessary for the operation and management of the Company, with such powers, rights, duties and responsibilities as may be determined by the Board, each of whom shall have the powers, rights, duties and responsibilities set forth in this Operating Agreement unless otherwise determined by the Board. Any of the positions or functions of those positions may be held by the same person.
5.2 Chief Manager. Unless provided otherwise by a resolution adopted by the Board of Governors, the Chief Manager (a) shall have general active management of the business of the Company; (b) shall, when present, preside at all meetings of the members and Board; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) may maintain records of and certify proceedings of the Board and members; and (e) shall perform such other duties as may from time to time be prescribed by the Board.
5.3 Chief Financial Manager. Unless provided otherwise by a resolution adopted by the Board of Governors, the Chief Financial Manager (a) shall keep accurate financial records for the

Company; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board, making proper vouchers therefor; (d) shall disburse company funds and issue checks and drafts in the name of the Company, as ordered by the Board; (e) shall render to the Chief Manager and the Board, whenever requested, an account of all of such manager’s transactions as Chief Financial Manager and of the financial condition of the Company; and (f) shall perform such other duties as may be prescribed by the Board or the Chief Manager from time to time.
5.4 President. Unless otherwise determined by the Board of Governors, the President shall be the Chief Manager of the Company. If a manager other than the President is designated Chief Manager, the President shall perform such duties as may from time to time be assigned by the Board.
5.5 Vice President. Any one or more Vice Presidents, if any, may be designated by the Board of Governors as Executive Vice Presidents or Senior Vice Presidents. During the absence or disability of the President, it shall be the duty of the highest ranking Executive Vice President, and, in the absence of any such Vice President, it shall be the duty of the highest ranking Senior Vice President or other Vice President, who shall be present at the time and able to act, to perform the duties of the President. The determination of who is the highest ranking of two or more persons holding the same position shall, in the absence of any specific designation of order of rank by the Board, be made on the basis of the earliest date of appointment or election, or, in the event of simultaneous appointment or election, on the basis of the longest continuous employment by the Company.
5.6 Secretary. The Secretary, unless otherwise determined by the Board of Governors, shall attend all meetings of the members and all meetings of the Board, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose, and may certify such proceedings. Except as otherwise required or permitted by law or by this Operating Agreement, the Secretary shall give or cause to be given notice of all meetings of the members and all meetings of the Board.
5.7 Authority and Duties. In addition to the foregoing authority and duties, all managers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from resolution approved by the affirmative vote of a majority of the governors present, a manager elected or appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of a position to other persons.
5.8 Term.
(a) All managers of the Company shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal.

(b) A manager may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.
(c) A manager may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the governors present at a duly held Board meeting, subject to the provisions of any Member Control Agreement.
(d) A vacancy in a position because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the position of Chief Manager or Chief Financial Manager, be filled for the unexpired portion of the term by the Board.
5.9 Salaries. The salaries of all managers of the Company shall be fixed by the Board of Governors or by the Chief Manager if authorized by the Board.
SECTION 6.
INDEMNIFICATION
6.1 Indemnification. Except as restricted or limited by the Member Control Agreement, the Company shall indemnify its managers and governors for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota Statutes, Section 322B.699, as amended from time to time, or as required or permitted by other provisions of law.
6.2 Insurance. The company may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the person against the liability.
SECTION 7.
MISCELLANEOUS
7.1 Execution of Instruments.
(a) All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by any two (2) of the following managers/officers: Chief Manager, or the President, Chief Financial Manager or any Vice President, or by such other person or persons as may be designated from time to time by the Board of Governors.
(b) If a document must be executed by persons holding different positions or functions and one person holds such positions or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.
7.2 Declaration of Distributions. The Board of Governors shall have the authority to declare distributions upon the membership units of the Company to the extent permitted by law.

7.3 Advances. The Company may, without a vote of the governors, advance money to its members governors, managers or employees who provide services to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.
7.4 Company Seal. The Company shall have no seal.
7.5 Fiscal Year. The fiscal year of the Company shall begin on the first (1st) day of January and shall end on the thirty-first (31st) day of December of each year.
7.6 Construction. This Operating Agreement is subject to the terms of any Member Control Agreement from time to time in effect and to the extent inconsistent the Member Control Agreement shall be controlling.
7.7 Amendments. The Board of Governors shall have the power to adopt, amend, or repeal the Operating Agreement of the Company, subject to the power of the members to change or repeal the same, provided, however, that the Board shall not adopt, amend or repeal any Section fixing a quorum for meetings of members, prescribing procedures for removing governors or filling vacancies in the Board, or fixing the number of governors or their classifications, qualifications or terms of office, but may adopt or amend a Section that increases the number of governors.
7.8 Governing Law. This Agreement, and any question, dispute, or other matter related to or arising from this Agreement, will be governed by the laws of the State of Minnesota.
7.9 Binding Effect. This Agreement binds all members and their respective distributees, successors, and assigns and any other person claiming a right or benefit under or covered by this Agreement.
7.10 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, that provision will be fully severable and this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never been part of this Agreement. The remaining provisions of this Agreement will remain in full force and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. In the place of the illegal, invalid, or unenforceable provision, there will be added automatically to this Agreement a legal, valid, and enforceable provision that is as similar to the illegal, invalid or unenforceable provision as possible.
7.11 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be considered an original and all of which will constitute one and the same document. Proving the execution and contents of this document against a party may be done by producing a copy of this Agreement signed by that party.
7.12 Additional Documents and Acts. Each member agrees to execute and deliver whatever additional documents and to perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.
* * * * * * * * * *
The undersigned, Secretary of Agassiz Energy, LLC, a Minnesota limited liability company, does hereby certify that this Amended and Restated Operating Agreement was adopted as and for Agassiz Energy, LLC, a Minnesota limited liability company, on the 6th day of September, 2006.

/s/ Roger Dziengel
Roger Dziengel, Secretary

MEMBER SIGNATURE PAGE TO FOLLOW

/s/ Courtney Pulkrabek

Courtney Pulkrabek		Eldora Paradis

The Leasing Company

Kenya Paradis
By:	/s/ Gary Bridgeford

Its: /s/ Partner

Pam Paradis

/s/ Richard Hanson

Richard Hanson

Mary Paradis

Wayne Hoovestol

Roger Paradis

Monica Hoovestol

Lonnie Paradis

/s/ Allan Dragseth

Allan Dragseth

Bryan Paradis

/s/ Nancy Hulett Drake

Nancy Hulett Drake

Arnold G. Paradis

/s/ Loren Dusterhoft

Loren Dusterhoft		Tang Farms Partnership

By:

/s/ Wayne Wagner

Wayne Wagner
Its:

CM & L, LLP		Northwest MN Foundation

By:	/s/ Craig T. Morgan	By:

Its: Partner		Its:

A & E Partnership
/s/ James Noyes

James Noyes

By:	/s/ Larry Altringer

Its: /s/ Pres.		Crookston Jobs Inc.

		By:	/s/ John Vallenger
Its: Treasurer
/s/ Leroy Reitmeier

Leroy Reitmeier

Thomas Wagner		Merle Anderson

/s/ Roger Dziengel

Brad Beyer		Roger Dziengel

/s/ Larry Altringer		/s/ Donald Sargeant

Larry Altringer		Donald Sargeant

/s/ Timothy Hanson		/s/ Peter Haddeland

Timothy Hanson		Peter Haddeland

/s/ Allen H. Brost		/s/ Tom Jorgens

Allen Brost		Tom Jorgens

Dale Dufault

Crookston Development Authority

By:	/s/ Dale Umlauf	/s/ John Bridgeford

Its: Executive Director		John Bridgeford